EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky
For Immediate Release March 22, 2007
Contact:  Don Jennings, President, or Clay Hulette, Vice President
                    (502) 223-1638
                    216 West Main Street
                    P.O. Box 535
                    Frankfort, KY 40602

Kentucky First Federal Bancorp Announces Appointment of New Officers

          Kentucky First Federal Bancorp (Nasdaq:  KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced the appointment of two officers at First Federal Savings Bank of Frankfort to fill the positions left vacant by the retirement of former President and Chief Executive Officer Danny Garland.

          Don D. Jennings, age 42, was appointed Vice Chairman and Chief Executive Officer of the Bank.  Mr. Jennings also serves as President and Chief Operating Officer of Kentucky First Federal Bancorp.

          R. Clay Hulette, age 45, was appointed President of the Bank.  Mr. Hulette also serves as Vice President and Chief Financial Officer of Kentucky First Federal Bancorp.

          This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

          Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky.  Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB.  At December 31, 2006 the Company had approximately 8,474,000 shares outstanding of which approximately 55.8% was held by First Federal MHC.